                                                                  EXHIBIT (d)11

           ADDENDUM NO. 11 TO AMENDED AND RESTATED ADVISORY AGREEMENT


                  This Addendum, dated as of February 12, 1999, is entered into between THE ARCH FUND, INC., a Maryland corporation (the "Fund"), and MISSISSIPPI VALLEY ADVISORS INC., a Missouri corporation ("MVA").

                  WHEREAS, the Fund and MVA have entered into an Amended and Restated Advisory Agreement dated as of April 1, 1991, which was extended to additional investment portfolios of the Fund (pursuant to Section 1(b) of the Agreement) by Addenda dated September 27, 1991, April 1, 1992, April 1, 1993, March 15, 1994, July 10, 1995, September 29, 1995, November 15, 1996, February 14, 1997, November 21, 1997 and December 30, 1998 (the "Advisory Agreement"), pursuant to which the Fund appointed MVA to act as investment adviser to the Fund for the ARCH Money Market, Treasury Money Market, Growth & Income Equity, Small Cap Equity (formerly Emerging Growth), Government & Corporate Bond, U.S. Government Securities, Balanced, International Equity, Short-Intermediate Municipal, Tax-Exempt Money Market, Missouri Tax-Exempt Bond, Kansas Tax-Exempt Bond, Equity Income, National Municipal Bond, Intermediate Corporate Bond (formerly Short-Intermediate Corporate Bond), Equity Index, Bond Index, Small Cap Equity Index and Growth Equity Portfolios;

                 WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain MVA to act as the investment adviser under the Advisory Agreement, the Fund shall so notify MVA in writing, and if MVA is willing to render such services it shall notify the Fund in writing, and the compensation to be paid to MVA shall be that which is agreed to in writing by the Fund and MVA; and

                  WHEREAS, the Fund has notified MVA that it has established a new portfolio, namely, the ARCH Conning Money Market Portfolio (the "New Portfolio"), and that it desires to retain MVA to act as the investment adviser therefor, and MVA has notified the Fund that it is willing to serve as investment adviser for the New Portfolio;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. The Fund hereby appoints MVA to act as investment adviser to the Fund for the New Portfolio for the period and on the terms set forth in the Advisory Agreement. With respect to the New Portfolio only, MVA is authorized to contract with other investment advisory or management firms or persons to assist MVA in the performance of the duties of the Advisory Agreement (a "Sub-Adviser"); provided, however, that the retention of a Sub-Adviser shall be approved as may be required by the 1940 Act. A Sub-Adviser may perform under MVA's supervision any or all services described under Section 3 of the Agreement. The fees or other compensation of any Sub-Adviser shall be paid by MVA. In the event that MVA appoints a Sub-Adviser, MVA will review, monitor, and report to the Fund's Board of Directors on the performance and investment procedures of the Sub-Adviser; and assist and consult with the Sub-Adviser in connection with the New Portfolio's continuous investment program.

                  2. COMPENSATION. For the services provided and expenses assumed pursuant to the Advisory Agreement with respect to the New Portfolio, the Fund will pay MVA from the assets belonging to the New Portfolio, and MVA will accept as full compensation therefor, a fee, computed daily and payable monthly (in arrears), at the annual rate of .40% of the first $1.5 billion of the New Portfolio's average daily net assets, plus .35% of the next $1 billion of average daily net assets, plus .25% of average daily net assets in excess of $2.5 billion.

                  The fee attributable to the New Portfolio shall be the obligation of the New Portfolio and not the obligation of any other Portfolio of the Fund.

                  3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the New Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

                  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                      THE ARCH FUND, INC.



                                       By:  /s/ Jerry V. Woodham
                                          ----------------------
                                             Jerry V. Woodham
                                             President



                                       MISSISSIPPI VALLEY ADVISORS INC.



                                       By:  /s/ John H. Blixen
                                          ----------------------
                                             John H. Blixen
                                             President